Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT
          AMENDMENT, dated as of October 3, 2008, to the Employment Agreement (the “Employment Agreement”), dated July 11, 2005, between G-III Apparel Group, Ltd., a New York corporation, with an office at 512 Seventh Avenue, New York, New York 10018 (the “Company”), and Sammy Aaron, an individual residing at 17 Ormond Park Road, Brookville, New York 11545 (the “Executive”).
WITNESSETH:
          WHEREAS, the Company and Executive desire to amend the Employment Agreement in certain respects.
          NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:
     1. Employment. Section 1 of the Employment Agreement is hereby amended by deleting the last sentence thereof.
     2. Term. Section 2 of the Employment Agreement is hereby amended and restated as follows:
          “2. TERM. The term of employment under this Agreement shall terminate on January 31, 2011, subject to prior termination in accordance with the terms hereof (the “Term”); provided, however, that on each August 1st prior to the end of the then Term, the Term of this Agreement shall be automatically extended for an additional one-year period unless prior to such August 1st either party shall have given written notice to the other that the Term of this Agreement shall not be extended any further. If the Company shall provide such a notice to Executive, Executive shall be entitled to receive the salary provided for in Section 3(a) of this Agreement for a period of time that ends on the later of (i) the date on which this Agreement terminates as a result of such notice and (ii) the date that is twelve months after the date of such notice.”
     3. Compensation. Effective February 1, 2009, Section 3 of the Employment Agreement is hereby amended by
          (i) adding “(a)” at the beginning of such Section and substituting “Seven Hundred Fifty Thousand Dollars ($750,000)” for “Five Hundred Thousand Dollars ($500,000)”; and

          (ii) adding the following new paragraph (b) to such Section:
          “(b) For each fiscal year during the Term, commencing with the fiscal year ending January 31, 2010, Executive shall be entitled to receive an annual cash bonus equal to the percentage of the Company’s Pre-Tax Income (as hereinafter defined) in excess of $2,000,000 with respect to each fiscal year of the Company during the Term, as follows:

Percentage of Pre-Tax Income in Excess
If Pre –Tax Income is:	of $2,000,000 to be paid to Executive is:
Under $2,000,000	-0-
$2,000,000 to $6,000,000	3%
$6,000,001 or more	4%
     The term “Pre-Tax Income” as used in this Agreement shall mean the net income of the Company and its subsidiaries, as reported in the consolidated financial statements of the Company prepared by the Company’s independent public accountants, plus the sum of (i) the income taxes set forth in such financial statements and (ii) the amount of the bonus payable pursuant to this Section 3(b); provided, however that Pre-Tax Income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles.”
     4. Termination of Employment; Effect of Termination. Section 6 of the Employment Agreement is hereby amended as follows:
          (a) Insert the following prior to the end of clause (v) of Section 6(a): “; provided, however, that if (A) within six months after a Change in Control (as hereinafter defined) Executive notifies the Company in writing of his desire to voluntarily terminate his employment, the date of his termination of employment shall be the date specified by the Company that is not more than six months after Executive’s notice is received by the Company or (B) Executive is not offered the position of Chief Executive Officer of the Company within thirty days after Morris Goldfarb is no longer the Chief Executive Officer of the Company and, within thirty days after the end of such thirty-day period, Executive notifies the Company in writing of his desire to voluntarily terminate his employment, the date of his termination of employment shall be the date specified by the Company that is not more than three months after Executive’s notice is received by the Company. The Company shall provide its notice under clause (A) or (B) of the proviso in the preceding sentence to Executive within thirty days after Executive’s notice is received by the Company”.

          (b) Insert the following prior to the end of the first sentence of Section 6(f): “; provided, however, that Section 6(i) shall apply in the event Executive’s employment is terminated as a result of the events set forth therein”.
          (c) Insert the following prior to the end of Section 6(h): “, and Executive agrees to immediately resign as a director of the Company (if he is then serving as a director)”.
          (d) A new Section 6(i) is hereby added to the Employment Agreement:
               “(i) (A) The Executive will receive the severance payments and benefits described this Section 6(i) if a Change in Control occurs during the Term and thereafter (1) the Company terminates the Executive’s employment without justifiable cause or (2) the Executive terminates the Executive’s employment for good reason within three months after the occurrence of the event giving rise to such good reason. For the purposes of this Agreement, the term “Company” shall be deemed to include the Company, any subsidiary of the Company and, following a Change in Control, any direct or indirect successor to the Company.
               (i) (B) If a severance event described in clause (A) of this Section 6(i) occurs, then the Executive will receive the following severance payments and benefits:
                    (1) an amount equal to 2.0 times the sum of (a) the Executive’s highest annual rate of salary in effect during the one-year period preceding the date of the Executive’s employment terminates, plus (b) the average annual cash bonus earned by the Executive during the two fiscal years preceding the fiscal year in which the Executive’s employment terminates, which amount will be payable in equal periodic installments during the 24-month period following the termination of the Executive’s employment in accordance with normal payroll practices (for purposes of Section 409A of the Internal Revenue Code (the “Code”), this series of installment payments is treated as a right to a series of separate payments); provided, however, that for the purposes of clause (b) above, the Executive’s bonus for each of the years ended January 31, 2008 and 2009 shall be deemed to be $1,200,000; and
                    (2) If, immediately before the termination of the Executive’s employment, the Executive and/or the Executive’s spouse and/or any of the Executive’s dependents participates (other than via COBRA) in a Company group health plan, then, for the 24 months following the date of such termination (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), the Executive and/or such spouse and/or dependents may elect to continue participating in the Company’s plan at the same benefit and contribution levels and on the same basis as if the Executive’s employment had continued (which continuing participation will be deemed to be in addition to and not in lieu of COBRA), or, if such coverage is not permitted by the plan or by applicable law, then, in lieu of such coverage, the Company will provide COBRA continuation coverage to the Executive, and the Executive’s spouse and/or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage.

          (C) For the purposes hereof, “Change in Control” means (1) the consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s voting stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s voting stock immediately prior to the merger have the same proportionate ownership of voting stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a person who on the date hereof is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the Company’s outstanding voting stock, shall become the beneficial owner of 35% or more of the Company’s then outstanding voting stock; or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company (the “Board”) shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
          (D) The Company’s obligation to continue to pay such compensation under this Section 6(i) and provide such benefits shall be conditional upon (1) Executive executing a general release in the form of Exhibit A attached hereto in favor of the Company waiving claims pertaining to the termination of his employment and other customary employment-related claims and (2) Executive’s compliance with his obligations under Section 8, 9, 10 and 11 hereof.
          (E) If the Executive is entitled to receive payments and benefits under this Section 6(i) and if, when combined with the payments and benefits the Executive is entitled to receive under any other plan, program or arrangement of the Company, the Executive would be subject to excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to the Executive under this Agreement will be reduced by the minimum amount necessary to ensure that the Executive will not be subject to such excise tax and the Company will not be denied any such deduction.
          (F) The payment of any amount pursuant to this Section 6(i) shall be subject to all applicable tax withholding. Notwithstanding any provision to the contrary in this Agreement, any payment otherwise required to be made to the Executive on account of the termination of the Executive’s employment, to the extent such payment is properly treated as deferred compensation subject to the Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, and only if the Executive is treated as a “specified employee” within the meaning of Section 409A of the Code at the time of his termination of employment, shall not be made until the first business day after the expiration of six months from the date of the Executive’s termination of employment or, if earlier, the date of Executive’s death. On the payment date, as so delayed, there shall be paid to the Executive (or the Executive’s estate, as the case may be) in a single cash payment an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent any payment or benefit described hereunder is subject to Section 409A of the Code, it is intended that it shall be paid in a manner that will comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, any provision hereunder that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code.”
     5. Non-Competition. Section 8(a) of the Employment Agreement is hereby amended to read as follows:
     “In view of the unique and valuable services expected to be rendered by Executive to the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the G-III Group and the Division and in consideration of the compensation to be received hereunder, Executive agrees that until the later of (i) January 31, 2011 and (ii) a period of one (1) year following the termination of Executive’s employment hereunder (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, licensee, lender or in any other capacity whatsoever, alone, or in association with any other business entity or individual, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any business entity or individual engaged in any business in competition with any business engaged in by the G-III Group during the Term; provided, however, that if Executive voluntarily terminates his employment pursuant to the proviso in clause (v) of Section 6(a), for the purposes of the preceding sentence, the Non-Competition Period shall end on the date that is six months after the date of his termination of employment as specified in such clause (v). The record or beneficial ownership by Executive of up to the lesser of (i) $400,000 or (ii) 1.0% of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder. In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, (i) request or cause any customers or licensors with whom the G-III Group has a business relationship to cancel or terminate any such business relationship with any member of the G-III Group or (ii) solicit, interfere with, entice from or hire from any member of the G-III Group, any employee of any member of the G-III Group or any person who was an employee of any member of the G-III Group within one year prior to the termination of Executive’s employment hereunder; provided, however that if (A) Executive voluntarily terminates his employment pursuant to clause (A) of the proviso in clause (v) of Section 6(a), for the purposes of clause (i) of this sentence, the

Non-Competition Period shall end on the date that is six months after the date of his termination of employment as specified in such clause (A) and for the purposes of clause (ii) of this sentence, the Non-Competition Period shall end on the date that is one year after the date of his termination of employment as specified in such clause (A); or (B) Executive voluntarily terminates his employment pursuant to clause (B) of the proviso in clause (v) of Section 6(a), for the purposes of clause (i) of this sentence, subject to extension as provided in the following sentence, the Non-Competition Period shall end on the date of Executive’s termination of employment as specified in such clause (B) and for the purposes of clause (ii) of this sentence, subject to extension as provided in the following sentence, the Non-Competition Period shall end on the date that is one year after the date of Executive’s notice pursuant to such clause (B). At the time the Company provides its notice to Executive pursuant to clause (B) of the proviso in clause (v) of Section 6(a), the Company may elect to extend the Non-Competition Period for all purposes of the preceding sentence to the date that is one year after the date of Executive’s termination of employment as specified in such clause (B) by agreeing to pay and paying Executive an aggregate amount of Two Million Dollars ($2,000,000) in equal monthly installments during such extended Non-Competition Period commencing one month after Executive’s termination of employment as specified in such clause (B).”
     6. Effect of Amendment. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect.
     7. Counterparts and Facsimile Signatures. This Amendment may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this agreement. For purposes of this Amendment, a facsimile or “PDF” copy of a party’s signature shall be sufficient to bind such party.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

G-III APPAREL GROUP, LTD.
By:	/s/ Wayne S. Miller
	Name:	Wayne S. Miller
	Title:	Chief Operating Officer

/s/ Sammy Aaron
Sammy Aaron